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                                 EXHIBIT 23.1



                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Lasertechnics, Inc.:

We consent to incorporation by reference in the registration statements Nos. 33-42214 and 33-98160 on Form S-8 and No. 333-10665 on Form S-3 of Lasertechnics, Inc. and subsidiaries of our report dated February 21, 1997, relating to the consolidated balance sheets of Lasertechnics, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-KSB of Lasertechnics, Inc.

Our report dated February 21, 1997 contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                     KPMG Peat Marwick LLP

Dallas, Texas
March 24, 1997